Exhibit 99.2

Gaffney, Cline & Associates Ltd Technical and Management Advisers to the Petroleum Industry Internationally Since 1962	Bendey Hall Blacknest, Alton Hampshire GU34 4PU United Kingdom
	Telephone:	+44 (0) 1420 525366
	Facsimile:	+44 (0) 1420 525367

email: gcauk@gaffney-cline.com
www.gaffney-cline.com

Registered London No. 1122740

CJF/E2126.02/nxd/0417	29th January, 2010

The Directors,

Toreador Resources Corporation,

9 rue Scribe,

75009 Paris,

France.

Dear Sirs,

UNITED STATES SECURITIES AND EXCHANGE COMMISSION COMPLIANT

RESERVES FOR CERTAIN OF TOREADOR’S FRENCH OIL PRODUCING ASSETS

AS AT 31ST DECEMBER, 2009

In accordance with your instructions, Gaffney, Cline & Associates Ltd (GCA) has carried out an audit of the oil and gas Reserves of certain Paris Basin assets owned by Toreador Resources Corporation (Toreador) as at 31st December, 2009. This audit has been carried out in accordance with the United States Securities and Exchange Commission (SEC) Rule 4-10 of the Securities Exchange Act of 1934, with due regard for the amendments to that Rule, which were introduced in 2009 for reserves reporting effective from 2010. The Toreador SEC Reserves as at 31st December, 2009 are as follows:

Field	Proved				Proved+
	PDP (MMBbl)	PUD (MMBbl)	Total (MMBbl)	Proved+ Probable (MMBbl)	Probable+ Possible (MMBbl)
Neocomian Complex	4.996	0.422	5.418	8.188	13.153
Charmottes Triassic	0.086	–	0.086	0.339	0.378
Charmottes Dogger	0.301	–	0.301	0.611	0.8 10
Total	5.383	0.422	5.805	9.138	14.340

UNITED KINGDOM UNITED STATES SINGAPORE AUSTRALIA ARGENTINA UAE RUSSIA KAZAKHSTAN

Gaffney, Cline & Associates

The specific economic/commercial criteria used for these SEC Reserves are as follows:

•                                          Oil Price: A flat Brent oil price of U.S.$59.91/bbl, which represents the 12 month prior average for Brent crude based on the oil price on the first day of each of the 12 months. Adjustments to this price are made for each Field Group using the price differential to reflect the actual sales prices achievable due to crude quality differentials to Brent;

•                                          Operating cost is unescalated and based on information provided by Toreador; and

•                                          Exchange rate: A flat exchange rate U.S.$1.4:Euro 1, which represents the average exchange rate in 2009.

Yours Sincerely GAFFNEY, CLINE & ASSOCIATES

B C Rhodes

Toreador Resources Corporation	2